UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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3D SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3D SYSTEMS CORPORATION

26081 Avenue Hall
Valencia, California 91355

March 31, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of 3D Systems Corporation scheduled to be held on Tuesday, May 16, 2006 at 10:00 a.m., Eastern Daylight Time, at our offices at Suite 10, 454 South Anderson Road, Rock Hill, South Carolina 29730. Your Board of Directors and senior management look forward to greeting you at the meeting.

At the meeting, you will be asked to elect the whole Board of Directors to serve until the next annual meeting and to ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2006. These proposals are important, and we urge you to vote in favor of them.

Regardless of the number of shares of Common Stock or Series B Convertible Preferred Stock that you own, it is important that your shares are represented and voted at the annual meeting. Votes may be cast by telephone or by mail. Instructions for voting by telephone are set forth in the attached Proxy Statement and on the enclosed proxy card. You may vote your shares by mail by signing, dating and mailing the enclosed proxy card in the enclosed postage-paid return envelope. Regardless of whether you intend to attend the Annual Meeting, we encourage you to vote your shares by proxy in case your plans change. Please vote today to ensure that your votes are counted.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Abraham N. Reichental
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2006

The Annual Meeting of Stockholders of 3D Systems Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, May 16, 2006 at 10:00 a.m., Eastern Daylight Time, at the Company’s offices at Suite 10, 454 South Anderson Road, Rock Hill, South Carolina 29730, for the following purposes:

•       To elect the whole Board of Directors;

•       To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for 2006; and

•       To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report on Form 10-K is enclosed, and additional copies of the attached Proxy Statement and Annual Report are available upon request.

We urge you to attend the Annual Meeting so we can review the past year with you, listen to your suggestions, and answer any questions you may have. It is important that as many stockholders as possible are represented at the Annual Meeting, so please review the attached Proxy Statement promptly and vote your shares today by following the instructions for voting in the attached Proxy Statement and on the enclosed proxy card. Even if you plan to attend the Annual Meeting in person, please vote today to ensure that your votes are counted, in case your plans change. If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

By Order of the Board of Directors
Robert M. Grace, Jr.
Secretary
Valencia, California
March 31, 2006

i

3D SYSTEMS CORPORATION

26081 Avenue Hall

Valencia, California 91355

PROXY STATEMENT

Dated March 31, 2006

For the Annual Meeting of Stockholders
To Be Held on May 16, 2006

GENERAL INFORMATION

Our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at our offices at Suite 10, 454 South Anderson Road, Rock Hill, South Carolina 29730 at 10:00 a.m., Eastern Daylight Time, on May 16, 2006. This Proxy Statement is being furnished to the holders of our Common Stock and Preferred Stock (as these terms are defined below) in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about March 31, 2006.

VOTING SECURITIES

The Common Stock and the Preferred Stock are our only voting securities currently outstanding. As of the close of business on March 20, 2006, the record date for the Annual Meeting, there were 15,436,001 shares of Common Stock and 2,616,516 shares of Preferred Stock issued and outstanding. Holders of record of shares of our Common Stock, par value $0.001 per share (the “Common Stock”), and Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), outstanding as of the record date are entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock and each share of Preferred Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The Common Stock and Preferred Stock will vote together as a single class on all matters to be voted on at the Annual Meeting. Therefore, an aggregate of 18,052,517 votes could possibly be cast at the Annual Meeting.

VOTING MATTERS

Your vote is very important. Stockholders of record may vote by telephone or by mail. A toll-free telephone number is included on the enclosed proxy card for telephone voting. If you wish to vote by mail, you may use the enclosed proxy card and the enclosed postage-paid return envelope. You may save us the expense of a second mailing if you vote promptly.

Record Date

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As required by Delaware law, a list of the stockholders of record as of the record date will be kept at our principal office at 26081 Avenue Hall, Valencia, California 91355 for a period of ten days prior to the Annual Meeting.

Quorum

A majority in voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy, which equates to 9,026,259 shares of such securities, will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The votes required to approve the matters to be considered at the Annual Meeting are as follows:

•       Election of Directors.   The directors are elected by a plurality of the votes cast in the election.

•       Ratification of Selection of Auditors.   The ratification of the appointment of the independent registered public accounting firm must be approved by the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

•       Voting on Other Matters.   If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders named in the enclosed proxy card will have the discretion to vote your shares on those matters in accordance with the Board of Directors’ recommendations on any such matters. If the Board of Directors does not make a recommendation on any such matters, the proxy holders will be entitled to vote in their discretion on those matters. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Voting Policies

Regardless of the method by which you vote, if you specify the manner in which your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your instructions. If you grant an otherwise valid proxy without giving specific voting instructions, your shares will be voted FOR the election of the director nominees described below and FOR the ratification of the selection of the Company’s independent registered public accounting firm.

If you hold your shares in a brokerage account or through another nominee holder, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee holder along with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares, and that party is required to vote your shares in accordance with your instructions.

In limited circumstances, a nominee holder is entitled to vote your shares in the absence of specific voting instructions from you on matters that are considered “routine.”  The Company understands that each of the two proposals that are to be voted on at the Annual Meeting are considered to be “routine” proposals. Accordingly, if you do not give specific voting instructions to your broker or other nominee holder, that party will be entitled to vote your shares in its discretion on the election of directors and the ratification of the appointment of our independent registered public accounting firm.

Multiple Accounts

Stockholders who hold shares in more than one account, shares that are registered in different names or shares that are held through one or more banks, brokerage firms or other nominees may receive more than one proxy card or voting instruction card for shares that they own. Please sign, date and return all proxy cards and voting instruction cards that you receive to ensure that all of your shares are represented and voted at the Annual Meeting. Stockholders who hold shares through a nominee may also be given the alternative of voting by telephone or via the Internet.

Voting by Telephone

For stockholders of record, you may vote by calling the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day, seven days a week, except that no telephone votes will be accepted after Midnight, Eastern Daylight Time, on Monday, May 15, 2006, the day prior to the Annual Meeting.

Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. Accordingly, please have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card. Please see the enclosed proxy card for additional telephone voting instructions.

Voting by Mail

If you are a stockholder of record and choose to vote by mail, simply mark, sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope. As stated above, if you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the nominees for election to the Board of Directors described below and FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2006, as described below. On any other matters that properly may come before the Annual Meeting, your proxy will be voted as recommended by the Board of Directors or, if no recommendation is made, in the discretion of the proxy holders named on the enclosed proxy card.

If You Wish to Revoke Your Proxy

Regardless of the method you use to vote, you may later revoke your proxy at any time before your shares are voted at the Annual Meeting by (i) voting by telephone at a later time; (ii) submitting a properly signed proxy with a later date; or (iii) if you are a stockholder of record (or hold a valid proxy from the nominee who holds your shares in their name), voting in person at the Annual Meeting. Please remember that, as described above, there will be no telephone voting available after Midnight, Eastern Daylight Time, on Monday, May 15, 2006, the day prior to the Annual Meeting.

Voting in Person at the Annual Meeting

Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted, and regardless of whether the prior vote was by telephone or by mail. If you hold your shares in “street name,” that is, if you hold your shares through a bank, broker or other nominee holder, you must obtain a written proxy, executed in your favor, from the nominee holding your shares in order to vote your shares in person at the Annual Meeting.

Broker Non-Votes; Abstentions

Abstentions, votes withheld and broker non-votes will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting.

Shares voted “For,” “Against,” “Abstain,” or “Withhold” are treated as votes cast at the Annual Meeting with respect to the matter in question. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. Broker non-votes, however, are not treated as votes cast at the Annual Meeting.

Since broker non-votes are not treated as votes cast at the Annual Meeting, they will have no effect on the election of directors, because the directors are elected by a plurality of the votes cast. For the same reason, votes to “withhold” with respect to the election of directors also will have no effect on the outcome of the election of directors. Since broker non-votes are not treated as votes cast, they also will have no effect on any matters before the Annual Meeting that require the affirmative vote of the majority of the total votes cast, such as ratification of the selection of the Company’s independent registered public accounting firm. Abstentions on proposals that require the majority of the votes cast will have the same effect as a vote against such proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (a) as of the date indicated in the applicable Schedule 13D or 13G with respect to each person identified as having filed a Schedule 13D or 13G and (b) as of the record date for the Annual Meeting with respect to the other persons listed in the table, the number of outstanding shares of Common Stock and Preferred Stock and the percentage of each class beneficially owned:

•       by each person known to us to be the beneficial owner of more than five percent of any outstanding class of our voting securities;

•       by each current director, nominee for election as a director and each executive officer identified in the Summary Compensation Table; and

•       by all of our current directors and executive officers as a group.

Except as otherwise indicated in the footnotes to the table, and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares beneficially owned. The address of each person listed is in care of 3D Systems Corporation, 26081 Avenue Hall, Valencia, California 91355, unless otherwise noted.

	Shares of Common Stock Beneficially Owned(1)			Shares of Preferred Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership	Number of Shares	Percentage Ownership
The Clark Estates, Inc. One Rockefeller Plaza New York, New York 10020	2,061,301	(2)	13.4%	833,333	31.8%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,180,148	(3)	14.1%	263,482	10.1%
Daruma Asset Management, Inc. 80 East 40th Street, 9th Floor New York, New York 10018	1,376,525	(4)	8.9%	—	—
St. Denis J. Villere & Company, L.L.C. 210 Baronne Street, Suite 808, New Orleans, Louisiana 70112	2,385,676	(5)	15.5%	—	—
3D Systems 2003 Grat c/o Bernard Selz 600 Fifth Avenue, 25th Floor New York, NY 10020	665,000	(6)	4.3%	665,000	25.4%
Jay R. Harris 130 East End Avenue New York, New York 10028	793,878	(7)	5.1%	99,700	3.8%
Miriam V. Gold	70,466	(8)	*	—	—
Charles W. Hull	531,431	(9)	3.3%	8,333	*
Jim D. Kever	159,948	(10)	1.0%	—	—
G. Walter Loewenbaum, II	1,461,463	(11)	8.6%	208,334	8.0%
Kevin S. Moore	2,105,617	(12)	12.0%	833,333	31.8%
Abraham N. Reichental	490,776	(13)	3.1%	—	—
Richard C. Spalding	30,854	(14)	*	—	—

Daniel S. Van Riper	5,323		*	—	—
Robert M. Grace, Jr.	54,512	(15)	*	—	—
Fred R. Jones	89,198	(16)	*	—	—
Kevin P. McAlea	148,298	(17)	1.0%	3,333	*
All current directors and executive officers as a group (16 persons)	5,327,251	(18)	25.7%	1,056,166	40.4%

*                    Less than one percent

(1)          Percentage ownership is based on 15,436,001 shares of Common Stock and 2,616,516 shares of Series B Convertible Preferred Stock outstanding and entitled to vote as of the record date for the Annual Meeting.

Common Stock numbers include, with respect to the stockholder in question, (a) Common Stock issuable upon exercise of options exercisable within 60 days after the record date for the Annual Meeting, (b) Common Stock issuable upon conversion of outstanding 6% convertible subordinated debentures, (c) Common Stock issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock, and (d) Common Stock subject to pending restricted stock awards made to the executive officers, none of which if issued would be entitled to vote at the Annual Meeting. All outstanding 6% convertible subordinated debentures and all outstanding shares of Series B Convertible Preferred Stock are currently convertible into Common Stock. Each share of Series B Convertible Preferred Stock is convertible into one share of Common Stock.

(2)          Includes (a) 933,272 shares of Common Stock, (b) 833,333 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock, and (c) 294,696 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. The Clark Estates, Inc. is a private investment firm. Kevin S. Moore, one of our directors, is the President and a director of that firm and is the President of Ninth Floor Corporation, which is the general partner of Clark Partners I, L.P. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P., which in turn owns certain of our securities. Information regarding the beneficial ownership of our securities by The Clark Estates, Inc. is taken from Amendment No. 4 to the Schedule 13D filed by that firm on December 10, 2003.

(3)          These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,050,000 shares of Common Stock directly, 263,482 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock and 451,866 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, representing in the aggregate 11.0% of the shares of the Common Stock outstanding assuming such conversion), for which T. Rowe Price Associates, Inc. serves as investment advisor with sole power to vote or direct the voting of the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of these securities; however, T. Rowe Price expressly disclaims that it is the beneficial owner of these securities. All information regarding the beneficial ownership of our securities by T. Rowe Price, other than ownership of Series B Convertible Preferred Stock and the 6% convertible subordinated debentures, is taken exclusively from Amendment No. 4 to the Schedule 13G filed by T. Rowe Price dated February 14, 2006.

(4)          Daruma Asset Management, Inc., a New York corporation, is an investment advisor registered under the Investment Advisors Act of 1940. These securities are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma. The investment advisory contracts relating to these accounts grant to Daruma sole investment and/or voting power over the securities owned by the accounts. Therefore, Daruma may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act. Daruma has sole power to dispose or direct the disposition of 1,376,525 shares of Common Stock and sole power to vote or direct the vote of 577,725 shares of Common Stock. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma. Ms. Gordon may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma for purposes of Rule 13d-3. Daruma and Ms. Gordon each disclaim beneficial ownership in any of these securities. Daruma and Ms. Gordon are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities held by any of them or by any persons or entities advised by Daruma. Information regarding the beneficial ownership of our securities held by Daruma is taken the Schedule 13G filed by Daruma and Ms. Gordon dated February 13, 2006.

(5)          St. Denis J. Villere & Company is a Louisiana limited liability company and an investment advisor registered under the Investment Advisors Act of 1940. As of January 31, 2005, Villere was deemed to have or to share voting or dispositive power over and therefore to own beneficially 2,385,676 shares of Common Stock. Of that amount, Villere had sole voting and dispositive power over 119,788 shares of Common Stock and shared voting and dispositive power over 2,265,888 shares of Common Stock. Information regarding the beneficial ownership of our securities by Villere is taken from Amendment No. 3 to the Schedule 13G filed by Villere dated February 27, 2006.

(6)          Represents 665,000 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock.

(7)          Mr. Harris filed an Amendment No. 2 to Schedule 13G dated February 7, 2006 that states that he is the beneficial owner of 793,878 shares of Common Stock, including 560,222 shares beneficially owned by Goldsmith & Harris Incorporated, a broker-dealer registered under Section 15 of the Exchange Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, by virtue of its investment discretion over accounts of its clients that hold such shares of Common Stock or such convertible securities. Such 560,222 shares include 66,700 shares of Common Stock issuable upon conversion of a like number of shares of Series B Convertible Preferred Stock and 29,470 shares issuable upon conversion of 6% convertible subordinated debentures. Such Amendment No. 2 to Schedule 13G indicates that, in addition to the foregoing shares beneficially owned by Goldsmith & Harris, Mr. Harris has the sole power to vote or to direct the vote of 217,286 shares of Common Stock, and the sole power to dispose or to direct the disposition of 233,656 shares of Common Stock, including 33,000 shares of Common Stock issuable upon the conversion of a like number of shares of Series B Convertible Preferred Stock and 49,116 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures. Such Schedule 13G indicates that Mr. Harris’ beneficial ownership of the foregoing shares is derived through his direct, personal ownership of shares of Common Stock, his individual retirement account, his power of attorney for various accounts, his position as President of the Jay and Sandra Harris Foundation, his position as General Partner of One GT Associates, and his position as President of Goldsmith & Harris.

(8)          Includes (a) 6,300 shares that Ms. Gold owns directly and (b) 64,166 shares of Common Stock covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting.

(9)          Includes (a) 500 shares of Common Stock that Mr. Hull owns directly, (b) 85,000 shares of Common Stock covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting and (c) 437,598 shares of Common Stock and 8,333 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees. Mr. Hull disclaims beneficial ownership, except to the extent of his pecuniary interest therein, of the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock described above. Mr. Hull maintains a Rule 10b5-1 Sales Plan pursuant to which his brokerage firm sells 4,000 shares of Common Stock each month for his account or for the account of the trust referred to above; provided that the market price of the Common Stock on the date of sale is above a specified price.

(10)   Includes (a) 38,333 shares of Common Stock that Mr. Kever holds directly, (b) 64,166 shares of Common Stock covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (b) 24,558 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, and (c) 8,333 shares of Common Stock held by a trust for the benefit of Mr. Kever’s minor children, for which he serves as trustee, as well as an additional 24,558 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures that are held by such trust. Mr. Kever disclaims beneficial ownership of the shares and other securities held by that trust except to the extent of his pecuniary interest in them.

(11)   Includes (a) 513,066 shares of Common Stock that Mr. Loewenbaum owns directly, (b) 45,371 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum’s wife, (c) 6,181 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 62,719 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (e) 151,900 shares held in the name of G. Walter Loewenbaum CGM Profit Sharing Custodian, G. Walter Loewenbaum Trustee, Mr. Loewenbaum’s pension plan, (f) 39,510 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 39,510 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (h) 10,947 shares held in the name of Wally’s Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (i) 231,666 shares of Common Stock covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (j) 208,334 shares of Series B Convertible Preferred Stock which are convertible into a like number of shares of Common Stock, and (k) 152,259 shares issuable upon conversion of 6% convertible subordinated debentures. Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein of (i) 83,496 shares issuable upon conversion of 6% convertible subordinated debentures and (ii) any other securities not directly held by him.

(12)   Includes (a) 7,006 shares of Common Stock that Mr. Moore owns directly, (b) 37,310 shares issuable upon exercise of outstanding options exercisable within 60 days after the record date for the Annual Meeting, and (c) 2,061,301 shares beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership except to the extent of his pecuniary interest therein. See also Note 2 above.

(13)   Includes (a) 125,000 shares of Common Stock that Mr. Reichental owns directly, (b) 266,660 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (c) 49,116 shares issuable upon conversion of 6% convertible subordinated debentures, and (d) 50,000 shares of Common Stock covered by a restricted stock award made under our 2004 Incentive Stock Plan that he has the right to accept on or before May 23, 2006.

(14)   Includes (a) 6,000 shares of Common Stock that Mr. Spalding owns directly and (b) 24,854 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting.

(15)   Includes (a) 17,300 shares of Common Stock that Mr. Grace holds directly, (b) 20,000 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (c) 4,912 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, and (d) 12,300 shares of Common Stock covered by restricted stock awards made under our 2004 Incentive Stock Plan that he has the right to accept on or before May 23, 2006.

(16)   Includes (a) 18,370 shares of Common Stock that Mr. Jones owns directly, (b) 58,328 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, and (c) 12,500 shares of Common Stock covered by restricted stock awards made under our 2004 Incentive Stock Plan that he has the right to accept on or before May 23, 2006.

(17)   Includes (a) 2,400 shares of Common Stock that Mr. McAlea owns directly, (b) 130,000 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (c) 3,333 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock, (d) 1,965 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, and (e) 10,600 shares of Common Stock covered by restricted stock awards made under our 2004 Incentive Stock Plan that Mr. McAlea has the right to accept on or before May 23, 2006.

(18)   Includes an aggregate of (a) 2,531,721 shares of outstanding Common Stock beneficially owned, directly or indirectly, by all 16 directors and executive officers as a group, (b) 1,067,400 shares covered by outstanding options exercisable within 60 days after the record date for the Annual Meeting, (c) 1,056,166 shares of Series B Convertible Preferred Stock that are convertible into a like number of shares of Common Stock, (d) 552,064 shares of Common Stock issuable upon conversion of 6% convertible subordinated debentures, and (e) 119,900 shares of Common Stock covered by restricted stock awards made under our 2004 Incentive Stock Plan that the executive officers have the right to accept on or before May 23, 2006. The amounts of these securities beneficially owned by directors and named executive officers are referred to in the notes above.

PROPOSAL ONE:
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2007 Annual Meeting and until their successors are elected and qualified. The Board of Directors, based upon the recommendation of the Corporate Governance and Nominating Committee, has designated as nominees for election the eight persons named below, all of whom currently serve as directors of the Company.

Shares of Common Stock or Preferred Stock represented by a duly executed proxy that we receive will be voted FOR the election of the director nominees named below unless you otherwise specify in your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of such proxies may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote
FOR
the nominees listed below.

Information Concerning Nominees

The following table sets forth for each nominee for director, his or her business experience during the past five years, the year in which he or she first became a director, and his or her age as of March 1, 2006.

Name	Business Experience	Director Since	Age
Miriam V. Gold	Ms. Gold has been Deputy General Counsel of Ciba Specialty Chemicals Corporation, a specialty chemicals company, since July 2002. Previously, she served as Assistant General Counsel of Ciba Specialty Chemicals Corporation, and its predecessors, Novartis Inc. and Ciba-Geigy Corporation.	1994	56
Charles W. Hull	Executive Vice President and Chief Technology Officer of the Company. He has served in various executive positions with the Company for more than five years.	1993	66
Jim D. Kever

Mr. Kever has been a Principal in Voyent Partners, LLC, a venture capital partnership, since 2001. Previously, he was associated with WebMD Corporation (formerly Envoy Corporation), an internet-based healthcare services company, in its Transaction Services Division as the President and Co-Chief Executive Officer beginning in August 1995. He is also a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions, Luminex Corporation, a manufacturer of laboratory testing equipment, and Tyson Foods, Inc., an integrated processor of food products.

		1996	53

G. Walter Loewenbaum, II	Chairman of the Board of Directors. Mr. Loewenbaum is the Chairman and Chief Executive Officer of Finetooth, Inc. (formerly STI Healthcare, Inc.), a contract management and medical data extraction company. Until 2004, he was a director, and for a time Managing Director, of LeCorgne Loewenbaum LLC, an investment banking firm. Prior to 2000, he served as Chairman and Chief Executive Officer of Loewenbaum & Company (formerly Southcoast Capital Corp.), an investment banking and investment management firm that he founded. He also serves as the Chairman of the Board of Luminex Corporation.	1999	61
Kevin S. Moore	Mr. Moore has been with The Clark Estates, Inc., a private investment firm, for more than five years, where he is currently President and a director. He is also a director of Cyberonics, Inc., a manufacturer of implantable medical devices, Aspect Resources LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc.	1999	51
Abraham N. Reichental	President and Chief Executive Officer of the Company since September 19, 2003. For more than five years prior to joining the Company, he served in executive management positions with Sealed Air Corporation, a global manufacturer of food, protective and specialty packaging materials, most recently serving as a corporate officer and Vice President and General Manager of its Shrink Packaging Division from May 2001 until September 2003 and previously as Vice President Asia-Pacific.	2003	49
Richard C. Spalding	Mr. Spalding has been a Partner of Thomas Weisel Healthcare Venture Partners, a venture capital group that he co-founded, since April 2004. He has also served as a General Partner of ABS Ventures, a venture capital group, since January 2000.	2001	55
Daniel S. Van Riper	Mr. Van Riper is an independent financial consultant and from January 2002 to June 2005 was Special Advisor to Sealed Air Corporation. He was previously Senior Vice President and Chief Financial Officer of that company. Prior to July 1998, he was a partner of KPMG LLP for 25 years. He is a director of Hubbell Incorporated, a manufacturer of electrical and electronics products, New Brunswick Scientific Co., Inc., a manufacturer of biotechnology equipment, and DOV Pharmaceutical, Inc., a biopharmaceutical company.	2004	65

DIRECTOR INDEPENDENCE

The Board of Directors is comprised of a majority of independent directors. The Board has determined that Ms. Gold and Messrs. Kever, Loewenbaum, Moore, Spalding and Van Riper are independent directors as defined in the listing standards of the National Association of Securities Dealers, Inc. (“NASD”) and that such persons have no relationships with the Company that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors maintains an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and a Finance Committee. The Board of Directors has determined that each of the members of these committees is an independent director, as described above. Each of these committees operates under a written charter that has been approved by the Board of Directors and is posted on our web site at www.3DSystems.com.

2005 Meetings of the Board of Directors

During 2005, the Board of Directors held seven meetings (excluding actions by unanimous written consent.) The Board of Directors holds executive sessions with only non-management directors in attendance at its regular meetings and at other meetings when circumstances warrant those sessions. Each member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which he or she served during 2005.

Audit Committee

The principal responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its responsibilities for monitoring and overseeing our systems of internal accounting and financial controls; our public reporting processes; the retention, performance, qualifications and independence of our independent registered public accounting firm; the performance of our internal audit function; the annual independent audit of our consolidated financial statements; the integrity of our consolidated financial statements; and our compliance with legal and regulatory requirements. The Audit Committee has the ultimate authority and responsibility to select, evaluate and approve the terms of retention and compensation of, and, where appropriate, replace our independent registered public accounting firm, subject to ratification of the selection of that public accounting firm by our stockholders at the annual meeting of stockholders.

The current members of the Audit Committee are Messrs. Spalding (Chairman), Kever and Moore. The Board of Directors has determined that all members of the Audit Committee meet the independence standards for audit committee members set forth in The Sarbanes-Oxley Act of 2002 and in the listing standards of the NASD. The Board of Directors has also determined that each member of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h)(1) of Regulation S-K and therefore meets the NASD listing standards’ requirement of having accounting or related financial management expertise. The Audit Committee held seven meetings in 2005 (excluding actions by unanimous written consent.) During 2005, the Audit Committee also held private sessions with our independent registered public accounting firm and the Director of Internal Audit at several of its meetings, and the Chairman of the Audit Committee holds regular conferences with the Director of Internal Audit.

The report of the Audit Committee is set forth beginning on page 32 of this Proxy Statement.

Corporate Governance and Nominating Committee

The principal responsibilities of the Corporate Governance and Nominating Committee are to assist the Board of Directors in identifying individuals qualified to become Board members, to recommend to the Board of Directors nominees to be elected at annual meetings of stockholders and to fill vacancies or newly created directorships at other times; to recommend to the Board the corporate governance guidelines applicable to the Company; to lead the Board of Directors in its annual review of the performance of the Board of Directors and its committees; and to recommend to the Board of Directors nominations of the directors to serve on each committee. The current members of the Corporate Governance and Nominating Committee are Messrs. Moore (Chairman), Kever and Ms. Gold, each of whom is an independent director as defined in the listing standards of the NASD. The Corporate Governance and Nominating Committee held two meetings in 2005 (excluding actions by unanimous written consent.)

The Committee will consider director nominees recommended by stockholders in accordance with a policy adopted by the Board. Recommendations should be submitted to the Corporate Secretary of the Company in writing at our offices in Valencia, California, along with additional required information about the nominee and the stockholder making the recommendation. A copy of our stockholder nomination policy is posted on our web site at www.3DSystems.com.

The Committee and the Board have also approved qualifications for nomination to the Board. A copy of those qualifications is posted on our web site at www.3DSystems.com. The process by which the Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder. When the Board or the Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Committee. At least one member of the Committee (generally the chairman) and the Chief Executive Officer will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Committee will make its recommendation for approval of the candidate to the Board.

Our By-Laws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders, other than a nomination submitted by a stockholder to the Corporate Governance and Nominating Committee under the policy and procedure described above. The By-Laws require that timely notice of the nomination in proper written form including all required information be provided to the Secretary of the Company. A copy of our By-Laws is posted on our web site at www.3DSystems.com.

Compensation Committee

The Compensation Committee is comprised solely of “independent” directors, as that term is defined in the listing standards of the NASD and Section 162(m) of the Internal Revenue Code. The members of the Compensation Committee are also “Non-Employee Directors” as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended. The principal responsibilities of the Compensation Committee are to determine the compensation of all executive officers and of the other employees of the Company or any of our subsidiaries with a base annual salary of $200,000 or more; to review the performance and compensation of the Chief Executive Officer; to administer our equity compensation plans and to authorize the issuance of shares of Common Stock under those plans; and to perform the duties and responsibilities of the Board of Directors under our Section 401(k) Plan. Consistent with the requirements of the listing standards of the NASD, the Chief Executive Officer may not be present during voting or deliberations regarding his or her compensation. The members of the

Compensation Committee are Ms. Gold (Chair) and Messrs. Moore and Van Riper. The Compensation Committee held five meetings in 2005 (excluding actions by unanimous written consent.)

The report of the Compensation Committee on executive compensation is set forth beginning on page 21 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers served during 2005 as a director of any entity with which any of our outside directors is associated, and none of the members of the Compensation Committee has been an officer or employee of the Company or any of our subsidiaries.

Finance Committee

The principal responsibilities of the Finance Committee are to monitor capital requirements and opportunities relating to our business and to review and provide guidance to the Board of Directors and management with respect to financial policies, activities and transactions relating to the Company. The current members of the Finance Committee are Messrs. Van Riper (Chairman) and Kever, each of whom is an independent director as defined in the listing standards of the NASD. The Finance Committee held four meetings in 2005 (excluding actions by unanimous written consent.)

DIRECTOR COMPENSATION

Each of the independent directors (other than the Chairman of the Board) is entitled to receive a cash retainer of $15,000 per year for serving as a director and a fee of $1,500 for each regular or special Board meeting that he or she attends. The Chairman of the Audit Committee also receives a cash retainer of $15,000 per year for serving as chairman of that Committee, each other member of the Audit Committee receives a cash retainer of $5,000 per year for serving as a member of that committee, and the Chairs of the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee receive a cash retainer of $5,000 per year for serving as the chairpersons of those committees. Each of these directors also receives a fee of $1,500 for each committee meeting attended on a day other than a day on which a regular meeting of the Board of Directors is held. Ms. Gold and Messrs. Kever, Moore, Spalding and Van Riper receive these directors’ fees.

Mr. Loewenbaum receives $180,000 per year for his services as Chairman of the Board.

As discussed below, non-employee directors also participate in the Directors Stock Plan and, prior to its termination in 2004, participated in the 1996 Non-Employee Directors Stock Option Plan. Directors are also entitled to be reimbursed for their expenses of attendance at meetings of the Board of Directors or its committees.

The following table sets forth information concerning all compensation paid to each of our non-management directors for their services for each of the three years ended December 31, 2005 during which such persons served as directors:

				Equity Compensation
Name	Year	Total Compensation	Cash Compensation	Restricted Stock Awards(1)	Stock Options(2)
G. Walter Loewenbaum, II	2005	$238,287	$180,000	$58,287	$—
	2004	213,687	180,000	33,687	—
	2003	217,804	180,000	—	37,804
Miriam V. Gold	2005	94,787	36,500	58,287	—
	2004	67,187	33,500	33,687	—
	2003	100,304	62,500	—	37,804
Jim D. Kever	2005	109,787	51,500	58,287
	2004	68,687	35,000	33,687
	2003	106,304	68,500	—	37,804
Kevin S. Moore	2005	110,287	52,000	58,287
	2004	68,937	35,250	33,687
	2003	99,304	61,500	—	37,804
Richard C. Spalding	2005	109,287	51,000	58,287
	2004	78,687	45,000	33,687
	2003	136,804	99,000	—	37,804
Daniel S. Van Riper(3)	2005	95,037	36,750	58,287	—
	2004	44,273	5,250	39,023	—

(1)          Represents the fair market value on the date of an award of Common Stock under the Restricted Stock Plan for Non-Employee Directors after deducting the purchase price of the shares covered by the award.

(2)          Represents the fair market value on the date of an award of options under the 1996 Non-Employee Directors Stock Option Plan determined based on a Black-Scholes’ valuation.

(3)          Mr. Van Riper was elected a director on December 8, 2004.

Directors Stock Plan

At the May 19, 2004 Annual Meeting of Stockholders, the stockholders approved the Restricted Stock Plan for Non-Employee Directors (the “Directors Stock Plan”). Under this Plan, each director who is neither one of our officers or employees nor an officer or employee of any of our subsidiaries or affiliates (referred to in the Plan as a “Non-Employee Director”) is eligible to receive grants of Common Stock under the Plan as described below. Of the current directors, Ms. Gold and Messrs. Kever, Loewenbaum, Moore, Spalding and Van Riper are entitled to participate in this Plan and to receive stock grants, as follows:

•       Annual Grants.   Upon the adjournment of each annual meeting of the stockholders, each Non-Employee Director who has been elected a director at that annual meeting receives a grant of 3,000 shares of Common Stock.

•       Interim Grants.   Any Non-Employee Director who is first elected a director at other than an annual meeting receives on the date of election a pro rata portion of the annual grant that the director would have received if elected at an annual meeting.

•       Initial Grants.   Each newly elected Non-Employee Director receives an initial grant of 1,000 shares of Common Stock when he or she is first elected to the Board.

As a condition of each award under the Directors Stock Plan, each participant is required to pay an issue price equal to the $0.001 par value per share of Common Stock issued under the Plan, to execute an agreement to hold the shares covered by such grant in accordance with the terms and conditions of the Plan (including without limitation restrictions on transferability provided for in the Plan) and to comply with certain other terms and conditions of the grant. The Plan authorizes the issuance of up to 200,000 shares of Common Stock for awards under the Plan, subject to adjustment in the event of changes in the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. We record an amount equal to the fair market value of each award on the date of grant less the amount paid by the director for the number of shares awarded as director compensation expense in our accounts as of the date of grant.

The Directors Stock Plan does not prevent the Board of Directors from exercising its authority to approve the payment of additional fees to members of the Board of Directors, to adopt additional plans or arrangements relating to the compensation of directors or to amend the existing cash fees paid to directors.

The number of shares awarded to each Non-Employee Director since the adoption of the Plan in 2004 and their aggregate fair market value at December 31, 2005 ($18.00 per share) is set forth in the following table:

Name	2004	2005	Value at December 31, 2005
G. Walter Loewenbaum, II	3,000	3,000	$108,000
Miriam V. Gold	3,000	3,000	108,000
Jim D. Kever	3,000	3,000	108,000
Kevin S. Moore	3,000	3,000	108,000
Richard C. Spalding.	3,000	3,000	108,000
Daniel S. Van Riper.	2,323	3,000	95,814
Total	17,323	18,000	$635,814

1996 Non-Employee Directors Stock Option Plan

Until its termination following the approval of the Directors Stock Plan at the 2004 Annual Meeting, we maintained the 1996 Non-Employee Directors Stock Option Plan, under which each Non-Employee Director received stock options covering 10,000 shares of Common Stock at the first meeting of the Board of Directors following each annual meeting of the stockholders. Ms. Gold and Messrs. Kever, Loewenbaum, Moore and Spalding participated in this Plan.

These options were granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. These options vest as to one-third of the shares covered by each grant on the first, second and third anniversaries of the date of grant, and are thereafter exercisable until the tenth anniversary of the grant date, subject to certain limitations if the option holder ceases to be a director. This Plan was terminated (except with respect to outstanding options) upon the approval of the Directors Stock Plan by the stockholders at the 2004 Annual Meeting of Stockholders, and accordingly no options were granted under it subsequent to 2003.

The following table sets forth, for each of the current directors who received options under the 1996 Non-Employee Directors Stock Option Plan, certain information regarding the exercise during 2005 of stock options previously granted under that Plan, the number of shares of Common Stock underlying stock options previously granted under that Plan held at the end of 2005, and the fair market value of options previously granted under that Plan held at the end of 2005 based upon the closing sales price ($18.00 per share) of the Common Stock on The Nasdaq National Market on December 30, 2005. The value of in-the-money options at December 31, 2005 reported in the table is the amount by which the fair market value of those options at that date exceeded the exercise price of the options.

	Year ended December 31, 2005		Number of Securities Underlying		Value of Unexercised
	Shares Acquired on	Value	Unexercised Options at December 31, 2005		In-the-Money Options at December 31, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Miriam V. Gold	3,333	$4,083	64,166	3,334	$409,250	$32,907
Jim D. Kever	—	—	64,166	3,334	409,250	32,907
G. Walter Loewenbaum, II	—	—	6,666	3,334	65,793	32,907
Kevin S. Moore	—	—	37,310	3,334	215,612	32,907
Richard C. Spalding	—	—	24,854	3,334	126,627	32,907

Mr. Loewenbaum holds options covering an additional 225,000 shares of Common Stock that were awarded to him between 1999 and 2002, while he was an employee of the Company. At December 31, 2005, all of these options were exercisable with an in-the-money value of $2,176,875, based on the difference between the aggregate exercise price of such options and the fair market value of the options based on the closing sales price ($18.00 per share) of the Common Stock on December 30, 2005.

The shares acquired by Ms. Gold in 2005 were covered by an option that was scheduled to expire during 2005 at a date subsequent to its date of exercise.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all compensation paid to the Chief Executive Officer, the Chief Financial Officer and to each of the other most highly compensated officers for services to the Company in all capacities for each of the three years ended December 31, 2005.

The Summary Compensation Table sets forth all amounts of annual salary and bonuses paid or accrued during each year with respect to each of the named executive officers as well as the value of Common Stock underlying options granted to them, calculated at the option grant date, during each year and the value of stock awards made to them with respect to each year calculated at the date of the award after deducting the purchase price for the shares awarded. The persons named in the Summary Compensation Table also participate in employee benefit programs that are provided to our employees generally. Except as noted below, Other Compensation does not include our cost of providing benefits that are generally available to our employees. Perquisites and other personal benefits not otherwise generally available to our employees paid or accrued during each year and not otherwise reported did not exceed $10,000 for any named executive officer.

						Long-Term Compensation
						Number of
			Annual			Securities
	Year Ended	Total	Compensation			Underlying	Stock		All Other
Name and Principal Position	December 31	Compensation(1)	Salary	Bonus(2)		Options(3)	Awards(4)		Compensation(6)
Abraham N. Reichental(7)	2005	$929,604	$450,000	$360,000	(5)	—	$—		$119,604
President and Chief	2004	1,043,811	450,000	—		—	482,500		111,311
Executive Officer	2003	2,738,374	114,231	100,000		400,000	724,900		18,683
Fred R. Jones(8)	2005	428,507	260,731		(5)	—		(5)	74,581
Vice President and	2004	529,806	250,000	40,000		—	65,041		174,765
Chief Financial Officer	2003	615,860	—	—		100,000	97,990		—
Charles W. Hull(9)	2005	326,736	275,000	42,615		—	—		9,121
Executive Vice President,	2004	324,121	275,000	40,000		—	—		9,121
Chief Technology Officer	2003	280,041	275,000	—		—	—		5,041
Kevin P. McAlea(10)	2005	307,897	250,000		(5)	—		(5)	4,051
Vice President	2004	298,630	250,000	—		—	46,320		2,310
	2003	940,972	217,724	—		55,000	—		25,298
Robert M. Grace, Jr.(11)	2005	331,458	232,154	—		—	89,053	(5)	10,251
Vice President,	2004	457,485	225,000	—		—	102,990		129,495
General Counsel and Secretary	2003	319,894	30,288	—		40,000	95,990		—

(1)              Total Compensation equals the sum of Annual Compensation, Long-Term Compensation and All Other Compensation set forth in the Summary Compensation Table for each year. See Note 5 to the Summary Compensation Table.

(2)              Each of the named executive officers has a target bonus objective for each year that is approved by the Compensation Committee. For a discussion of Mr. Reichental’s and Mr. Jones’ target bonus objectives, see “Employment and Other Agreements with Named Executive Officers” and “Certain Considerations” below. In the case of the other named executive officers, Messrs. Hull and McAlea had target bonuses for 2005 in the range of 28% of their respective annual salaries, and Mr. Grace had a target bonus for 2005 of 50% of his base salary. The amount of the 2003 bonus shown for Mr. Reichental in the Summary Compensation Table was paid to him in 2003 as an inducement to his becoming our Chief Executive Officer.

(3)              The value of these options, based upon a Black-Scholes’ valuation as of their date of grant, was as follows: Mr. Reichental—$1,780,560; Mr. Jones—$517,870; Mr. McAlea—$697,950; and Mr. Grace—$193,616. These values do not necessarily reflect amounts of compensation actually received as such options are subject to vesting in accordance with their terms and to being exercised once vested by the recipients in their discretion. Value received upon the exercise of a stock option will depend on, among other things, the exercise price of the option, the price of the Common Stock on the date of exercise and the amount received on subsequent sale of the shares covered by the option.

(4)              For 2003, represents the fair market value of an award of shares of Common Stock on the respective dates of hire of the individuals listed, after deducting the purchase price of the shares covered by the award. These shares vested upon their award. For 2004, represents the fair market value of awards of Common Stock made on February 24, 2005 under the 2004 Incentive Stock Plan in lieu of cash bonuses for 2004, after deducting the purchase price of the shares covered by the awards. These awards are scheduled to vest in 2008. We record an amount equal to the fair market value of each award on the date of grant less the amount paid by the recipient for the number of shares awarded as deferred compensation in our accounts and amortize that deferred compensation over the vesting period of the award.

The total number of shares of Common Stock covered by such awards to each named executive officer is set forth in the following table together with the fair market value of such shares ($18.00 per share) at December 31, 2005:

	Number of Shares		Value at
Name	2003	2004	December 31, 2005
Abraham N. Reichental	100,000	25,000	$2,250,000
Fred R. Jones	10,000	3,370	240,660
Kevin P. McAlea	—	2,400	43,200
Robert M. Grace, Jr.	10,000	5,300	275,400
Total	120,000	36,070	$2,809,260

Each of the restricted stock awards made for 2004 was made under the 2004 Incentive Stock Plan, required each recipient to pay $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves the employ of the Company within three years after the date of grant other than as a result of death or disability.

(5)              On March 24, 2006, the Compensation Committee awarded bonuses for 2005 to each of our executive officers, including those named in the Summary Compensation Table. These bonuses were awarded either in cash or as restricted stock awards under our 2004 Incentive Stock Plan. In the case of named executive officers who were granted a cash bonus, certain of them were also granted the opportunity to receive an award of restricted stock under our 2004 Incentive Stock Plan with a fair market value on their grant date approximately equal to 120% of the amount of the cash bonus awarded to each individual in lieu of all or any portion of such person’s cash bonus. Each of those restricted stock awards can be accepted in whole or in part on or before May 23, 2006, if accepted, requires each recipient to pay $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves our employ within three years after the date of grant other than as a result of death or disability. The value of those awards set forth below is the fair market value of the shares covered by each award at the grant date (based on the $21.71 closing price of the Common Stock on their date of grant) less the aggregate purchase price of the shares covered by each award. Such restricted stock awards made to the individuals named in the Summary Compensation Table were as follows:

Name	Cash Bonus Awarded	Aggregate Value of Stock Award
Abraham N. Reichental	$360,000	$—
Fred R. Jones	81,747	93,195
Charles W. Hull	42,615	—
Kevin P. McAlea	46,774	53,846
Robert M. Grace, Jr.	—	89,053
Total	$531,136	$236,094

The total number of shares awarded to each individual was as follows: Mr. Jones: 4,500 shares; Mr. McAlea: 2,600 shares; and Mr. Grace: 4,300 shares. See “Report of the Compensation Committee on Executive Compensation—Equity Compensation Plans” below for a discussion of additional restricted stock awards made to certain of the named executive officers made on March 24, 2006.

Total Compensation for 2005 is computed on the assumption that each individual will choose to accept his 2005 bonus solely by accepting the award granted to him under the 2004 Incentive Stock Plan.

(6)              In addition to the items discussed below in the notes for each individual, All Other Compensation includes matching contributions that we make for their accounts under our Section 401(k) plan. Under this Plan, eligible employees, including the named executive officers, may contribute a part of their annual compensation on a before-tax basis. Subject to certain conditions and to an annual limit of $1,500 for each participant, participating employees receive matching contributions equal to 50% of the amount of their contributions. Contributions made by the named executive officers to our Section 401(k) Plan have not been deducted from the Annual Compensation reported for them in the Summary Compensation Table.

During 2005, we conducted a campaign to raise funds to be contributed to certain recognized charities for victims of the South East Asian tsunami and Hurricane Katrina and matched contributions made by our employees to these charities, including certain of our executive officers. In November 2005, we announced plans to relocate our corporate headquarters to Rock Hill, South Carolina. In connection with these plans, we adopted a relocation program that each of our executive officers who relocates will be entitled to participate in. Benefits available under that plan include, among other things, reimbursement of costs of sale and purchase of residences, moving expenses, a guaranteed sale price of an existing residence, if required, based on an independent appraisal, and payment or reimbursement of certain other incidental expenses. The Compensation Committee approved this relocation program.

(7)              Mr. Reichental was appointed President and Chief Executive Officer and a director effective September 19, 2003. His other compensation includes living expenses, including a gross-up for tax purposes, costs for an automobile that we provide for his business and personal use in California, and employer-paid group term life insurance premiums. Mr. Reichental’s primary residence is in South Carolina, and the living expenses are for a residence maintained by him in California, where our headquarters are located. Such items were as follows in each year:

	2003	2004	2005
Living expenses	$18,416	$99,946	$108,239
Automobile expenses	—	10,375	10,375
Life insurance	267	990	990
Total	$18,683	$111,311	$119,604

For additional information concerning Mr. Reichental’s compensation, see “Employment and Other Agreements with Executive Officers.”

(8)              Mr. Jones became Vice President and Chief Financial Officer effective December 26, 2003. His other compensation includes $70,652 of relocation expenses in 2005 and $170,943 of relocation expenses in 2004, including a gross up for tax purposes, together with employer-paid group term life insurance premiums and matching contributions under our Section 401(k) Plan. For additional information concerning his compensation, see “Employment and Other Agreements with Executive Officers.”

(9)              Mr. Hull’s other compensation in each year includes the value of employer-paid group term life insurance premiums and matching contributions under our Section 401(k) plan. See “Employment and Other Agreements with Executive Officers” and “Certain Transactions.”

(10)         Mr. McAlea was elected an executive officer on June 27, 2003. His other compensation includes in each year the value of employer-paid group term life insurance premiums and matching contributions under our Section 401(k) Plan and, in 2005 and 2003, relocation expenses.

(11)         Mr. Grace was elected to his position effective November 3, 2003. His other compensation in 2005 and 2004 includes relocation expenses ($125,931 in 2004), including a gross up for tax purposes, together with the value of employer-paid group term life insurance premiums and matching contributions under our Section 401(k) Plan.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

No options were granted to or exercised by the executive officers named in the Summary Compensation Table in 2005.

The following table sets forth, for each of the executive officers named in the Summary Compensation Table, certain information regarding the number of shares of Common Stock underlying stock options held at the end of 2005, and the fair market value of options held at the end of 2005 based upon the closing sales price ($18.00 per share) of the Common Stock on The Nasdaq National Market on December 30, 2005. The value of in-the-money options at December 31, 2005 reported in the table is the amount by which the fair market value of those options at that date exceeded the exercise price of those options.

	Year ended December 31, 2005		Number of Securities Underlying		Value of Unexercised
	Shares Acquired on	Value	Unexercised Options at December 31, 2005		In-the-Money Options at December 31, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Abraham N. Reichental	—	—	224,995	175,005	$2,425,670	$1,886,730
Fred R. Jones	—	—	50,000	50,000	$410,000	$410,000
Charles W. Hull	—	—	85,000	—	$635,312	—
Kevin P. McAlea	—	—	130,000	—	$910,950	—
Robert M. Grace, Jr.	—	—	20,000	20,000	$168,000	$168,000

Employment and Other Agreements with Named Executive Officers

Abraham N. Reichental

Mr. Reichental was appointed President and Chief Executive Officer and a member of the Board of Directors effective September 19, 2003, and we entered into an employment agreement with him on that date. Pursuant to this agreement, his annual base salary was set at $450,000 per year, subject to increase at the discretion of the Compensation Committee of the Board of Directors. His base salary remained at its initial level during 2004 and 2005, except that, in 2005, the Compensation Committee approved a $5,000 increase in his base salary to compensate him for the cost that he would incur to obtain a supplemental disability insurance policy that would satisfy our obligation under his employment agreement to provide him such a policy. This base salary increase has not yet gone into effect but will do so if and when that policy is issued.

In addition to standard benefits, Mr. Reichental initially participated in our bonus program discussed below, with a target bonus of $250,000 per year, subject to a maximum potential bonus equal to 100% of his base salary, as further described in his employment agreement. In 2005, the Compensation Committee approved a modification of his target bonus objective for 2005 to 100% of his base annual salary and determined that his maximum target bonus objective would be 150% of his base annual salary, subject to the attainment of the performance objectives set forth in the 2005 bonus program for him and the Company.

At the time he was hired, Mr. Reichental received a $100,000 cash bonus and a stock grant of 100,000 shares of Common Stock. He also received stock options covering 400,000 shares of Common Stock subject to a four-year vesting schedule. Of the stock options received, 55,401 shares are incentive stock options and 344,599 shares are non-qualified stock options.

Mr. Reichental’s employment agreement is renewable automatically for succeeding terms of one year on each September 19, unless he or the Company gives written notice of intent not to renew. If we give notice to him of our intention not to renew the employment agreement, or if his employment is terminated by reason of death or by us without cause (as defined in the employment agreement), he or his estate will receive as severance (a) the same health and disability benefits as he receives under the employment agreement for two years or until he obtains other employment providing for these benefits, (b) two years of his then current base salary, in the total sum of at least $900,000, together with a bonus with respect to the year of termination equal to a pro rata amount of the bonus which he would have received for that year based on our annualized performance up to the date of termination, and (c) all unvested stock options, which shall fully vest upon and no later than the termination of his employment. He is also entitled to be reimbursed for certain relocation and living expenses through December 31, 2006.

Fred R. Jones

Mr. Jones was appointed Vice President and Chief Financial Officer effective December 26, 2003, and we entered into an employment agreement with him on that date. Pursuant to this agreement, his annual base salary was set at $250,000 per year, subject to increase at the discretion of the Compensation Committee of the Board of Directors. In 2005, the Compensation Committee approved an increase in his base salary to $265,000.

In addition to standard employee benefits, Mr. Jones participates in our bonus program discussed below, with a target bonus equal to 50% of his base salary, subject to a maximum potential bonus equal to 100% of his base salary, as further described in his employment agreement. At the time he was hired, he received a stock grant of 10,000 shares of Common Stock and stock options covering 100,000 shares of Common Stock. Of these stock options, which are subject to a four-year vesting schedule, 40,800 shares are incentive stock options and 59,200 shares are non-qualified stock options.

His agreement is renewable automatically for succeeding terms of one year on each December 26, unless he or the Company gives written notice of intent not to renew. If we give notice to him of our intention not to renew the employment agreement, or his employment is terminated by reason of death or by us without cause (as defined in the employment agreement), or under certain circumstances following a change of control, as defined in the employment agreement, he or his estate will receive as severance (a) the same health and disability benefits as he receives under the employment agreement for two years or until he obtains other employment providing for these benefits, (b) two years of his then current base salary, in the total sum of at least $500,000, together with a bonus with respect to the year of termination equal to a pro rata amount of the bonus which he would have received for that year, and (c) all unvested stock options, which shall fully vest upon and no later than the termination of his employment.

Charles W. Hull

We and Mr. Hull are parties to a consulting agreement pursuant to which, upon his retirement, he will become a consultant to the Company for a period of four years at a fixed consulting fee that will decline from $275,000 in the first year to $100,000 in the fourth year, and he will remain entitled to certain customary benefits that we provide to employees during the term of that agreement.

Report of the Compensation Committee on Executive Compensation

The following report of the Compensation Committee of the Board of Directors sets forth information about our executive compensation program, 2005 bonus compensation of the executive officers named in the Summary Compensation Table and salary adjustments and bonus objectives for those executives for 2006.

Responsibility

The Committee is responsible for setting the compensation of all executive officers, including the executive officers listed in the Summary Compensation Table, and any other employees of the Company or any of its subsidiaries with base annual salaries of $200,000 or more.

The Committee’s review of the Chief Executive Officer’s compensation is subject to the following separate procedures. After receiving the views of other non-employee directors, the Committee evaluates the Chief Executive Officer’s performance, reviews the Committee’s evaluation with him, and based on that evaluation and review decides his compensation and performance and bonus objectives. Consistent with the requirements of the listing standards of the NASD, the Chief Executive Officer may not be present during voting or deliberations regarding his compensation.

Compensation Philosophy

The Company’s executive compensation program consists of salaries, annual bonuses tied to corporate and individual performance objectives and awards under the 2004 Incentive Stock Plan.

The Company’s executive compensation philosophy is to provide compensation at a level that will permit it to retain its existing executives, to attract new executives with the skills and attributes needed by the Company and to reward performance. In reaching its decisions, the Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers relevant. The Company does not currently retain executive compensation consultants.

This program is designed to provide appropriate incentives toward achieving the Company’s annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders, to create an identity of interests between the Company’s executives and its stockholders and to attract, retain and motivate key executives.

However, the Committee believes that compensation of the Company’s executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in base salary, bonuses and awards under the 2004 Incentive Stock Plan or other items of compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of the Company’s executive compensation program.

Certain Considerations

As discussed above, the Chief Executive Officer and the Chief Financial Officer are covered by employment agreements under which they were initially hired by the Company. The Committee takes the provisions of those agreements into account in making compensation decisions with respect to those individuals. See “Employment and Other Agreements with Executive Officers.”

Mr. Reichental’s employment agreement provides, among other things, for an annual base salary of not less than $450,000 per year, subject to increase at the discretion of the Committee. In addition to standard benefits, reimbursement for certain of his living expenses in California and an automobile that has been provided for his business and personal use in California, he participated during 2005 in the Company’s bonus program, which all of the other executive officers also participate in and is discussed below, with a target bonus of $450,000 per year, subject to a maximum potential bonus equal to 150% of his base salary.

Mr. Jones’ employment agreement similarly provides, among other things, for an annual base salary of not less than $250,000 per year, subject to increase at the discretion of the Committee. In this regard, Mr. Jones’ annual base salary was increased to $265,000 in 2005. In addition to standard benefits, he also participates in the Company’s bonus program mentioned in the preceding paragraph, with a target bonus equal to 50% of his base salary, subject to a maximum potential bonus equal to 100% of his base salary, as further described in his employment agreement.

The other executive officers also have pre-determined target bonuses that have been approved by the Committee. In the case of the other named executive officers, Messrs. Hull and McAlea have target bonuses in the range of 28% of their respective annual salaries, and Mr. Grace has a target bonus of 50% of his base salary.

Salaries and Annual Bonuses

The Committee conducts an annual compensation review during the first quarter of each year for the purpose of determining (a) any bonuses to be paid for the preceding year, (b) making salary adjustments and (c) setting bonus objectives for the current year.

As part of this review process, the Chief Executive Officer submits recommendations to the Committee relating to the executive officers and other employees whose compensation is set by the Committee. Following a review of those recommendations, the Committee approves bonuses to be paid for the prior year and salary rates and bonus objectives for the current year for the other executive officers and employees, with such modifications to the Chief Executive Officer’s recommendations as the Committee considers appropriate. The Committee may also adjust salaries for specific executive officers or employees at other times during the year when there are significant changes in the responsibilities of such officers or employees or under other circumstances that the Committee considers to be appropriate.

The Committee bases its compensation decisions principally on the responsibilities of the particular executive, on the Committee’s evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive, and on the performance of the Company and the individual in question against the objectives set for the year in question. The Committee sets annual bonus objectives at a level that is designed to link a substantial portion of each individual’s annual compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining those objectives. See Note 2 to the Summary Compensation Table and “Certain Considerations” above for a discussion of target bonuses for the named executive officers.

Bonuses are determined primarily based upon the attainment of corporate performance objectives that are discussed in the next three paragraphs as well as individual performance objectives for the year in question. As an overriding objective, each executive officer and all other employees are required to conduct themselves in accordance with the Company’s Code of Conduct.

In evaluating performance, the Committee generally places greater emphasis on the Company’s financial performance than on personal performance objectives. The principal measure of corporate performance used to establish annual bonuses is the extent to which the Company achieved its business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors. In the case of the 2005 business plan, that plan was developed by management and approved by the Board of Directors early in 2005. The 2006 business plan was approved by the Board of Directors late in 2005.

Under the bonus program approved by the Committee on February 24, 2005 that applies to all of the executive officers, including the Chief Executive Officer, more than half of the weight in evaluating the performance of the Company’s executive officers in 2005 was given to the achievement of pre-approved budgeted targets for operating income and return on operating assets. The Company does not make its business plans public. Accordingly, the specific budgeted financial targets upon which annual bonus objectives are based are not publicly available. The remainder of the executive officers’ performance objectives, including those of the Chief Executive Officer, are based upon their attainment of individual performance objectives within their particular areas of responsibility that are approved by the Committee.

As a general matter, 25% of each executive officer’s bonus target is based on the Company’s achievement of the pre-approved target for operating income, 30% is based on the Company’s achievement of its pre-approved target for return on operating assets and the 45% remainder is based on the individual’s attainment of his or her pre-approved individual performance objectives. Credit is awarded for the partial attainment of these objectives, and as an overriding condition bonuses are not paid if the Company records a net loss available to common stockholders for the year in question. With respect to the foregoing financial measures, 100% of each executive officer’s bonus related to such financial measure will generally be deemed to have been earned if the target for that financial measure is fully achieved.

The Committee conducted its most recent annual review on March 24, 2006. At that meeting, the Committee reviewed and approved the degree of attainment of the Company’s financial objectives for 2005 discussed above, the performance of each of the executive officers during 2005 and the 2005 bonus and 2006 salary recommendations made by the Chief Executive Officer. The Committee was satisfied with the recommendations made by the Chief Executive Officer and did not make any material modifications to his recommendations. See “Compensation of the Other Executive Officers” below for a discussion of the 2005 bonuses and 2006 salary increases awarded to the named executive officers other than the Chief Executive Officer.

At its meeting on March 24, 2006, the Committee also approved a similar bonus program for 2006 that includes the Company’s targeted financial measures, including operating income and return on operating assets, and individual performance objectives to be used in the determination of bonuses for 2006. The 2006 target bonus objectives for the named executive officers remained comparable to those discussed above for 2005. See Note 2 to the Summary Compensation Table and “Certain Considerations” above. As in 2004 and 2005, in the discretion of the Committee, recipients of bonuses under the 2006 bonus program may be afforded the opportunity at the time 2006 bonuses are awarded in 2007 to receive an award under the 2004 Incentive Stock Plan in lieu of some or all of any cash bonus awarded to the recipient for 2006.

Compensation of the Chief Executive Officer

Mr. Reichental joined the Company as Chief Executive Officer on September 19, 2003 and, as discussed above, entered into an employment agreement at that time which set forth his initial base salary, the range of his cash bonus objectives and certain equity and other compensation that was awarded to him at the time he joined the Company.

Mr. Reichental’s base salary remained at its $450,000 initial level during 2005 and 2004. In 2005, the Committee approved a $5,000 increase in his base salary to compensate him for the cost that he would incur to obtain a supplemental disability insurance policy that would satisfy the Company’s obligation under his employment agreement to provide him with such a policy. Such base salary increase has not yet gone into effect but will go into effect at such time as that policy is issued.

In lieu of a cash bonus for 2004, the Committee granted to Mr. Reichental a 25,000 share restricted stock award under the Company’s 2004 Incentive Stock Plan. Based on the closing price of the Company’s Common Stock on the grant date, that award had a fair market value of $482,500 after deducting the purchase price of the shares covered by the award. This award was based upon the degree of the attainment of Mr. Reichental’s and the Company’s performance objectives for the year, his leadership in setting a new strategic direction for the Company and in improving the Company’s operations and financial condition during 2004, and the absence of an increase in his base salary for 2005. That award amounted to 107% of Mr. Reichental’s maximum potential 2004 bonus. Mr. Reichental was not awarded a bonus for 2003. The amount of the 2003 bonus shown for him in the Summary Compensation Table was paid to him in 2003 as an inducement to his becoming the Chief Executive Officer of the Company.

During the course of Mr. Reichental’s compensation review in early 2005, the Committee also approved Mr. Reichental’s 2005 bonus goals and objectives. In this regard, the Committee approved a modification of Mr. Reichental’s target bonus objective for 2005 to 100% of his base annual salary and determined that his maximum target bonus objective would be 150% of his base annual salary, subject to the attainment of the performance objectives set forth in the 2005 bonus program for him and the Company. As discussed above, more than half of Mr. Reichental’s target bonus objectives are covered by the same corporate financial objectives that apply to the other named executive officers, and the balance of them are covered by personal performance objectives approved by the Committee.

On March 24, 2006, the Committee conducted its annual review of Mr. Reichental’s compensation. As a result of that review and the Committee’s evaluation of the performance of the Company and Mr. Reichental in 2005, the Committee approved a 22% increase in his base salary to $550,000 effective April 1, 2006.

The Committee also awarded a $360,000  cash bonus to Mr. Reichental for 2005. Mr. Reichental’s bonus award for 2005 was based upon the degree of the attainment of Mr. Reichental’s and the Company’s performance objectives for the year, and his bonus and salary increase, as well as the restricted stock award discussed in “Equity Compensation Plans” below, also reflected the Committee’s assessment of Mr. Reichental’s efforts and results through the end of 2005 in promoting the success of the Company. The bonus awarded to Mr. Reichental for 2005 amounted to 80% of his target bonus. The variance from the bonus awarded to him for 2004 related to changes in the degree of attainment of the Company’s financial objectives as well as of his personal performance objectives in each year.

In connection with this annual compensation review, the Committee also approved Mr. Reichental’s 2006 bonus goals and objectives, which are covered by the same 2006 bonus program that is discussed above. In this regard, the Committee did not change Mr. Reichental’s target bonus objective, which remains 100% of his base annual salary subject to a maximum target bonus objective equal to 150% of his base annual salary for 2006. Once again, more than half of Mr. Reichental’s target 2006 bonus objectives are covered by the same corporate financial objectives that apply to the other named executive officers, and the balance of them are covered by personal performance objectives approved by the Committee.

Compensation of the Other Executive Officers

As discussed above, at its meeting held on March 24, 2006, the Committee also conducted a compensation review for the other executive officers, including those named in the Summary Compensation Table. In connection with that review, Mr. Reichental submitted recommendations to the Committee. Based on those recommendations and the Committee’s evaluation of the performance of the Company and those individuals in 2006, the Committee made adjustments in the base salaries to be paid to the other executive officers in 2006 that ranged from zero to 5.7%. Of the other named executive officers whose base salary was increased, Mr. Jones’ base salary increased to $280,000, Mr. McAlea’s base salary increased to $260,000 and Mr. Grace’s base salary increased to $245,000. The salary increases for the remaining executive officers as a group amounted to $33,000. These salary increases go into effect on April 1, 2006.

In lieu of a cash bonus for 2005, the Committee also granted to Mr. Grace a 4,300 share restricted stock award under the Company’s 2004 Incentive Stock Plan. Based on the closing price of the Company’s Common Stock on the grant date ($21.71 per share), that award had a fair market value of $89,053 after deducting the purchase price of the shares covered by the award and amounted to 75.8% of his target bonus for 2005. This award was based upon the degree of the attainment of the Company’s objectives for 2005 as well as of Mr. Grace’s attainment of his personal performance objectives for 2005 as set forth in the 2005 bonus program approved by the Committee in February 2005.

The Committee also awarded cash bonuses to each of the other named executive officers based upon the degree of attainment of the Company’s objectives for 2005 and an evaluation of the degree of each individual’s attainment of his objectives for 2005, both as set forth in the 2005 bonus program approved by the Committee in February 2005. See Note 5 to the Summary Compensation Table for a listing of those bonuses and the alternative restricted stock awards discussed in the next paragraph. The cash bonuses awarded to each of the other named executive officers ranged from 48.8% to 72.8% of their potential target bonuses, and the alternative restricted stock awards discussed below that were granted to certain of the other named executive officers amounted to approximately 71% of their potential target bonuses. In the case of each of the other executive officers, the variances from bonuses granted for 2004 related to changes in the degree of attainment of the Company’s financial objectives as well as of each individual’s personal performance objectives in each year.

As an alternative to their 2005 cash bonuses, the Committee granted to Messrs. Jones and McAlea restricted stock awards under the Company’s 2004 Incentive Stock Plan covering up to 4,500 and 2,600 shares of Common Stock, respectively. Each of them has the right until May 23, 2006 to elect to receive all or a portion to be determined by them of their 2005 bonus either in cash or by accepting such stock awards. Cash bonuses and alternative restricted stock awards were also granted to the remaining executive officers of the Company who are not named in the Summary Compensation Table. If Messrs. Jones and McAlea and such remaining executive officers decide to accept such restricted stock awards in lieu of 100% of their cash bonuses, those awards would have a fair market value of $93,195, $53,846 and $217,455, respectively, based on the closing price ($21.71 per share) of the Company’s Common Stock on the grant date and after deducting the cash purchase price of the shares covered by each award.

Equity Compensation Plans

The Committee administers the Company’s 2004 Incentive Stock Plan and, with respect to outstanding options, continues to administer its former stock option plans, including the 1996 Stock Incentive Plan and 2001 Stock Option Plan.

The Committee is authorized to grant restricted stock awards, stock options and other awards that are provided for under the 2004 Incentive Stock Plan to such employees of the Company and its subsidiaries as the Committee determines to be eligible for awards. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance as well as the overall performance of the Company.

The 2004 Incentive Stock Plan is intended to provide an effective method of motivating performance from key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. Awards are made under this Plan as long-term incentive compensation to its executives and other key employees when the Committee feels such awards are appropriate. The Company expects that executive officers who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with the Company’s stockholders.

The Committee makes awards under the 2004 Incentive Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. The Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Committee regularly reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward achieving strategic objectives. For a discussion of restricted stock awards previously made to the named executive officers, see Notes 4 and 5 to the Summary Compensation Table.

With the long-term performance objectives mentioned in the preceding paragraph in mind, at its meeting on March 24, 2006, the Committee reviewed the stock ownership of the Company’s executive officers and other key employees and made the following restricted stock awards under the 2004 Incentive Stock Plan to the Company’s executive officers, including certain of the named executive officers, to reflect the contributions that those individuals have made to the improvement in the Company’s operations and financial condition since 2003, to provide motivation toward achieving the Company’s future strategic objectives and to further align the interests of those individuals with the Company’s stockholders. See also “Compensation of the Chief Executive Officer” above.

Name	Number of Shares	Value on March 24, 2006
Abraham N. Reichental	50,000	$1,035,500
Fred R. Jones	8,000	165,680
Kevin P. McAlea	8,000	165,680
Robert M. Grace, Jr.	8,000	165,680
All other executive officers as a group (4 persons)	24,000	497,040
Total	98,000	$2,029,580

Each of these restricted stock awards can be accepted on or before May 23, 2006, if accepted, requires each recipient to pay $1.00 for each share of Common Stock covered by such recipient’s award, and the shares covered by each award are subject to forfeiture if the recipient leaves the employ of the Company within three years after the date of grant other than as a result of death or disability. The value of these awards set forth in the table above is the fair market value of the shares covered by each award on March 24, 2006 (based on the $21.71 closing price of the Common Stock on that date) less the aggregate purchase price of the shares covered by each award.

All awards made under this Plan through the date of this Proxy Statement have been restricted stock awards. Restricted stock awards made under this Plan require the recipient to pay $1.00 for each share of Common Stock granted (but not more than 10% of the fair market value of the Common Stock on the date of grant) and are subject to an option in favor of the Company for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the $1.00 per share issue price of the shares. This option is exercisable by the Company only upon the termination of an employee’s employment during the vesting period other than as a result of death or total disability. Such option terminates upon the occurrence of any of the events related to change of control of the Company specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company’s option to repurchase the shares remains in effect. Awards are expensed over the three-year vesting period and are considered outstanding upon award for the purpose of calculating diluted earnings per common share.

During 2003, the Company granted stock options to certain of the executive officers named in the Summary Compensation Table, including Mr. Reichental, Mr. Grace, Mr. Jones and Mr. McAlea. Certain of these named executive officers received such stock options as well as outright grants of stock as part of their compensation packages at the time they joined the Company. These awards were designed to more closely align the interests of the recipients with the interests of the stockholders and to provide them an incentive to work toward the creation of long-term stockholder value. See “Aggregated Option Exercises in 2005 and 2005 Year-End Option Values” and Notes 3 and 4 to the Summary Compensation Table.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally not entitled to deduct non-performance-based compensation paid to its executive officers who are named in the Summary Compensation Table for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation.

All compensation paid to the Company’s named executive officers in 2005, 2004 and 2003 was fully deductible for the purposes of Section 162(m). With respect to non-performance based compensation to be paid to named executive officers in 2006 and future years, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for Federal income tax purposes.

Stock Performance

The Committee generally does not consider stock performance in making its compensation decisions since short-term movements in the Company’s stock price and total return to stockholders as reflected in the performance of the Company’s stock price are subject to factors, including factors affecting the securities markets generally, that are unrelated to the Company’s performance.

The Committee notes that the Company’s and management’s priorities are centered on meeting customer needs, building cash flow and return on assets, and promoting operational excellence and innovation in the pursuit of its business. The pursuit of such longer range objectives is not necessarily consistent with producing short-term results to increase the Company’s stock price, but the Committee believes that pursuing longer range objectives should result in performance that is more likely to maximize return to the stockholders over time.

Since management compensation is based upon factors relating to the Company’s growth and profitability and the return on its operating assets as well as the contributions of each of its executives to achieving the Company’s objectives, the Committee believes that it has provided appropriate incentives to align management’s interests with the long-term growth and development of the Company and the interests of its stockholders. The Committee also believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the Company’s financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing the Company’s growth and development may have little visible impact on stock price in the short term.

Compensation Committee
Miriam V. Gold, Chair
Kevin S. Moore
Daniel S. Van Riper

COMMON STOCK PERFORMANCE COMPARISONS

The graph below shows, for the five years ended December 31, 2005, the cumulative total return on an investment of $100 assumed to have been made on December 31, 2000 in our Common Stock. The graph compares such return with that of comparable investments assumed to have been made on the same date in (a) the NASDAQ Stock Market (U.S. Companies) Index and (b) the S& P Information Technology Index, which are published Standard & Poor’s market indices with which we are sometimes compared.

Although total return for the assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid, no cash dividends were paid on our Common Stock during the periods presented.

Our Common Stock is quoted on The Nasdaq Stock Market’s National Market (trading symbol: TDSC).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG 3D SYSTEMS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE S & P INFORMATION TECHNOLOGY INDEX

* $100 invested on 12/31/00 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

3D Systems—NASNM

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
3D SYSTEMS CORPORATION	100.00	117.53	64.33	83.71	163.96	148.45
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
S & P INFORMATION TECHNOLOGY	100.00	74.13	46.40	68.31	70.05	70.75

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

CERTAIN TRANSACTIONS

From January 1980 to March 1986, Mr. Hull was Vice President of UVP, Inc. (“UVP”), a systems’ manufacturing company, where he developed our stereolithography technology. In 1990, we acquired the patents for this technology from UVP. Under the terms of that transaction, we were obligated to pay certain amounts, subject to certain conditions, based upon our sales of stereolithography systems and licensing of the acquired patents. Pursuant to a 1987 contract between UVP and Mr. Hull, he is entitled to receive from UVP 10% of all royalties or other amounts that we pay to UVP with respect to the acquired patents after recoupment of certain expenses by UVP. We have been advised that, through December 31, 2005, Mr. Hull has received $806,700 from UVP under that contract.

Messrs. Loewenbaum and Hull own $1.3 million of our Series B Convertible Preferred Stock that they acquired in 2003 out of the total $15.8 million private placement of those securities. Clark Partners I, L.P., a New York limited partnership, owns an additional $5.0 million of the Series B Convertible Preferred Stock that it acquired at the time of issuance in 2003. Kevin S. Moore, a member of the Board of Directors, is the president of the general partner of Clark Partners I, L.P. See Note 2 to “Security Ownership of Certain Beneficial Owners and Management.” A special committee of the Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the Preferred Stock and recommended the transaction to the Board of Directors. The Board of Directors also approved this transaction, with interested Board members not participating in the vote.

Messrs. Reichental, Loewenbaum, Kever, McAlea and Grace own an aggregate of $2.6 million of the total of $22.7 million our 6% convertible subordinated debentures that were issued in a private placement during November and December 2003. Clark Partners I, L.P. acquired an additional $3.0 million of the 6% convertible subordinated debentures at the time of their issuance. See Note 2 to “Security Ownership of Certain Beneficial Owners and Management.” A special committee of the Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the 6% convertible subordinated debentures and recommended the transaction to the Board of Directors. The Board of Directors also approved this transaction.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the retention of BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm to examine and report on our financial statements for the year ending December 31, 2006, subject to the ratification of its retention by the stockholders at the Annual Meeting. BDO was first retained as our independent registered public accounting firm on April 23, 2003, and it has examined and reported on our financial statements for the years ended December 31, 2003, 2004 and 2005.

Valid proxies will be voted on this proposal in accordance with the voting directions specified on the proxy or, if no directions are given, will be voted FOR the proposal to ratify the appointment of BDO as our independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm for 2006.

FEES OF PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by BDO.

The following table sets forth the aggregate fees that BDO billed to us for professional services rendered for the years ended December 31, 2005 and 2004.

	2005	2004
	(dollars in thousands)
Audit fees(1)	$1,164	$1,147
Audit-related fees(2)	37	27
Tax fees(3)	49	27
All other fees(4)	11	5
Total	$1,261	$1,206

(1)          Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits. In 2005 and 2004 respectively, audit fees also included approximately $592,000 and $654,000 related to attestation services rendered by BDO in connection with Section 404 of The Sarbanes-Oxley Act of 2002.

(2)          Audit-related fees consist primarily of procedures related to securities law filings and consultation on accounting standards.

(3)          Tax fees include all tax services relating to tax compliance, tax planning and reporting.

(4)          All other fees in 2005 and 2004 consisted principally of fees for non-audit services billed by BDO for reviews of royalty payments owing by us to unrelated third parties.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent as defined by the listing standards of the NASD and is an “audit committee financial expert” as defined in Item 401(h)(1) of Regulation S-K. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter was attached to the Proxy Statement for the 2004 Annual Meeting and is available on our website at www.3DSystems.com.

Responsibility

The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting processes and internal controls.

Management is responsible for the Company’s system of internal controls and its financial reporting processes, including the preparation of its financial statements in conformity with United States’ generally accepted accounting principles.

BDO Seidman, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with United States’ generally accepted accounting principles.

The Audit Committee’s responsibility is to review and monitor, in an oversight capacity, the financial reporting and auditing processes. The Audit Committee has relied, without independent verification, on management’s representations that the financial statements are complete, free of material misstatement and prepared in accordance with United States’ generally accepted accounting principles, and on the opinion and representations made by BDO in its report on the Company’s financial statements, including its representations that BDO is “independent” and that its audit was performed in accordance with auditing standards generally accepted in the United States. The Audit Committee’s oversight does not provide assurance that management’s and BDO’s opinion and representations referred to above are correct.

2005 Consolidated Financial Statements

In connection with these responsibilities, the Audit Committee met with management and representatives of BDO to review and discuss the audited consolidated financial statements for the year ended December 31, 2005. The Audit Committee discussed with the representatives of BDO the matters required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), the Audit Committee received written disclosures and the letter from BDO required by Independence Standards Board Standard No.1 (“Independence Discussions with Audit Committees”), and the Audit Committee discussed with the representatives of BDO that firm’s independence. The Audit Committee also pre-approved the services that BDO was engaged to provide during 2005, including all non-audit services that BDO was engaged to provide, evaluated and approved the fees charged for those engagements, and considered whether BDO’s provision of the non-audit services that were provided was compatible with maintaining that firm’s independence.

Based upon the Audit Committee’s discussions with management and BDO and the Audit Committee’s review of the representations of management and BDO, the Audit Committee recommended that the Board of Directors approve including the audited consolidated financial statements for the year ended December 31, 2005 in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Internal Control Attestation

For the year ended December 31, 2005, the Audit Committee reviewed and monitored, on an oversight basis, management’s activities undertaken to comply with the Company’s internal control evaluation responsibilities under Section 404 of The Sarbanes-Oxley Act of 2002. In connection with this oversight, the Audit Committee met with management and representatives of BDO to review and discuss management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and BDO’s attestation report on management’s assessment of the Company’s internal control over financial reporting. Management’s assessment and BDO’s attestation report are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee
Richard C. Spalding, Chairman
Jim D. Kever
Kevin S. Moore

CORPORATE GOVERNANCE MATTERS

Availability of Information

The Board of Directors has adopted Corporate Governance Guidelines, a Code of Conduct for our employees and a Code of Ethics for Senior Financial Executives and Directors.

Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee operates under a written charter that has been approved by the Board of Directors.

Each of these documents is available on our web site at www.3DSystems.com.

Code of Conduct and Code of Ethics

Our Code of Conduct applies to all of our employees worldwide, including all of our officers. The Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, all other senior financial executives and to directors of the Company when acting in their capacity as directors. These documents are designed to set the standards of business conduct and ethics for our activities and to help directors, officers and employees resolve ethical issues. The purpose of the Code of Conduct and the Code of Ethics is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. We investigate all concerns and complaints.

We intend to disclose amendments to, or waivers from, any provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions and that relates to any element of the Code of Ethics described in Item 406(b) of Regulation S-K by posting such information on our website at www.3DSystems.com.

Policy on Attending Annual Meetings

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders. All of the directors attended our 2005 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending an email to GraceB@3DSystems.com or by sending a letter to the Board of Directors of 3D Systems Corporation, c/o Corporate Secretary, 26081 Avenue Hall, Valencia, California 91355. All communications must contain a clear notation indicating that they are a “Stockholder-Board Communication” or a “Stockholder-Director Communication” and must identify the author as a stockholder. The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. We reserve the right not to forward to the Board of Directors any communication that is hostile, threatening or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors and any persons owning ten percent or more of the Common Stock to file reports with the Securities and Exchange Commission (the “SEC”) to report their beneficial ownership of and transactions in the Company’s securities and to furnish us with copies of those reports. Based upon a review of those reports filed with the Company, along with written representations from or on behalf of certain executive officers and directors that they were not required to file any reports during 2005, we believe that, except as set forth below, all of these reports were timely filed during 2005.

On May 11, 2005, Kevin S. Moore, a director, filed a Form 4 with the SEC to report pursuant to Section 16(a) certain acquisitions of our Common Stock by The Clark Estates, Inc. in 2000 and the grant of an option that was made to him under our 1996 Non-Employee Directors Stock Option Plan on May 2, 2000 to acquire 7,500 shares of Common Stock. Such transactions, which had not previously been reported under Section 16(a) as a result of a clerical error, had otherwise been previously disclosed as securities beneficially owned by Mr. Moore.

Stockholder Proposals for the 2006 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy. The date by which we must receive stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders is December 1, 2006 (or if the date of the 2007 Annual Meeting is changed by more than 30 days from May 16, 2007 a reasonable time before we begin to print and mail the proxy materials for the 2007 Annual Meeting.)

Alternatively, our By-Laws set forth certain procedures stockholders must follow in order to properly nominate a person for election to the Board of Directors or present any other business at an Annual Meeting of Stockholders, other than proposals included in our Proxy Statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for business to be properly brought before the 2007 Annual Meeting by a stockholder, a stockholder of record must give timely notice thereof in proper written form to the Corporate Secretary of the Company. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office between January 15, 2007 and February 14, 2007, provided that, if the 2007 Annual Meeting is called for a date that is not within 30 days before or after May 16, 2007, then the notice by the stockholder must be so received a reasonable time before we mail our proxy statement for the 2007 Annual Meeting. The notice also must contain specific information regarding the nomination or the business proposed to be brought before the meeting, as set forth in our By-Laws. A copy of the By-Law provisions relating to advance notice of business to be transacted at annual meetings may be viewed on our website at www.3DSystems.com.

Householding; Delivery of Documents to Security Holders Sharing an Address

We are delivering, or making available electronically, this Proxy Statement and our 2005 Annual Report on Form 10-K to all stockholders of record as of the record date for the Annual Meeting.

We will promptly deliver an additional copy of the 2005 Annual Report on Form 10-K and Proxy Statement to street name stockholders in a single household who participate in a “householding” program upon their request to receive separate copies in the future. Instructions to request additional copies of these documents should be provided on the voting instruction form sent to them by their bank, broker or other holder of record.

Street-name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by following the householding instructions on the voting instruction form provided to them by their bank, broker or other nominee holder. Alternatively, street name stockholders whose holders of record utilize the services of ADP (as indicated on the voting instruction form sent to them) may send written instructions to Householding Department, 51 Mercedes Way,

Edgewood, New York 11717 or call 1-800-542-1061. The instructions must include the stockholder’s name and account number and the name of the bank, broker or other holder of record. Otherwise, street name stockholders should contact their bank, broker or other holder.

Similarly, street-name stockholders residing in the same household may receive only one Annual Report and Proxy Statement if they have previously made a householding election furnished to them by their bank, broker or other nominee holder to deliver only one copy to them. This process, by which only one annual report or proxy statement, as the case may be, is delivered to multiple security holders sharing an address is called “householding.”  Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue until one or more of the stockholders within the household provide instructions to the contrary to their nominee.

Copies of this Proxy Statement and our 2005 Annual Report on Form 10-K are available upon request by calling 661-295-5600, Extension 2632, or by writing to Investor Relations, 3D Systems Corporation, 26081 Avenue Hall, Valencia, California 91355.

OTHER MATTERS

This proxy statement is being delivered to you on our behalf. We are bearing the expenses of preparing, printing and mailing this notice of meeting and proxy material, making them available over the Internet, and all other expenses of soliciting proxies. We have retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission and to request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock or Preferred Stock held of record by those persons. We agreed to pay Georgeson a fee of $10,000 for these services and will reimburse it for payments made to brokers and other nominee holders for their expenses in forwarding soliciting material. In addition, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission, although they will receive no additional compensation for such solicitation.

We do not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, the proxies named in the enclosed proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, and otherwise in the proxy holders’ discretion.

By Order of the Board of Directors
Robert M. Grace, Jr.
Secretary

Valencia, California
March 31, 2006

3D SYSTEMS CORPORATION

YOU MAY VOTE BY TELEPHONE
It’s Fast and Convenient

TWO WAYS TO VOTE:

TELEPHONE	OR	MAIL
1-888-426-7035
• Use any touch-tone telephone to vote your proxy.		• Mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.
• Have your proxy card in hand when you call.
• You will be prompted to enter your control number, located in the box below, and then follow the directions given.
• You can vote by telephone 24 hours a day, 7 days a week, but no telephone voting will be available after midnight, E.D.T., on May 15, 2006.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your vote by telephone there is no need for you to mail back your proxy card.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE

3D SYSTEMS CORPORATION			Please Mark Here for Address Change or Comments SEE REVERSE SIDE
The Board of Directors Recommends a vote FOR Proposal No. 1
1. Election of the Director Nominees set forth below.

FOR all nominees listed below (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed below

THE PROXY HOLDERS WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR, IN THE ABSENCE OF A BOARD RECOMMENDATION ON ANY SUCH OTHER PROPER MATTERS, IN THE PROXY HOLDERS’ DISCRETION.

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.
01 Miriam V. Gold 03 Jim D. Kever 05 Kevin S. Moore 07 Richard C. Spalding		02 Charles W. Hull 04 G. Walter Loewenbaum, II 06 Abraham N. Reichental 08 Daniel S. Van Riper

The Board of Directors Recommends a vote FOR Proposal No. 2
2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2006 Annual Meeting and any adjournments or postponements thereof and acknowledges receipt of 3D Systems Corporation’s Proxy Statement dated March 31, 2006 for the 2006 Annual Meeting.

FOR	AGAINST	ABSTAIN	PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

			Date:	, 2006

Signature(s):

NOTE:    Please sign EXACTLY as name appears above.  When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

DETACH PROXY CARD HERE

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

OF

3D SYSTEMS CORPORATION

The undersigned hereby appoints Abraham N. Reichental, Robert M. Grace, Jr. and Fred R. Jones, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and, to vote the shares of the undersigned which the undersigned would be entitled to vote if then and there personally present at the Annual Meeting of Stockholders of 3D Systems Corporation (the “2006 Annual Meeting”) to be held at 10:00 a.m., E.D.T., on May 16, 2006 at the offices of the Company at Suite 10, 454 South Anderson Road, Rock Hill, South Carolina 29730 and at any adjournments or postponements thereof.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the Election of all of the Director Nominees, FOR Proposal No. 2, and as recommended by the Board of Directors on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof or, in the absence of a board recommendation on any such other proper matters, in the proxy holders’ discretion.

SEE REVERSE SIDE

Your vote is important. Please vote Today!

Please mark, sign, date and return your proxy form in the envelope provided.

Address Change/Comments (Mark the corresponding box on the reverse side)